Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (the “Amendment”) to that certain Employment Agreement, dated as of December 18, 2023 (“Agreement”) is made between Fusion Pharmaceuticals Inc. (the “Company”), and Eric Burak (the “Executive”) and is effective as of March 18, 2024 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into the Agreement and now wish to correct a scrivener’s error with respect to the severance benefits.

NOW, THEREFORE, in consideration for payment of $10.00 CAD and the promises set forth below, the parties confirm and amend certain terms and conditions of the Agreement as follows:

1.	Section 3(c)(ii) of the Agreement is hereby deleted in its entirety and replaced with the following:

“(ii) If the Date of Termination is within twelve (12) months after the occurrence of the first event constituting a Change in Control (such period, the “Change in Control Period”), the Company shall pay the Executive twelve (12) months of the Executive’s Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) in lieu of notice and severance (if applicable) in the most tax effective manner, accrued vacation pay up to and including the minimum statutory notice period, any Bonus entitlement for the preceding year (if not yet paid), Bonus calculated at target for the then-current year, and continue to pay premiums and continue all benefits coverage in accordance with the terms of the plans until the earlier of (i) twelve (12) months from the Date of Termination, or (ii) the date that the Executive replaces such coverage by securing alternate employment. The Company confirms that all benefits and premium payments will be continued at least for the minimum period required by the ESA, regardless of when the Executive finds alternate employment. In addition, notwithstanding anything to the contrary in the Equity Documents, all stock options and other stock-based awards held by the Executive (the “Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (i) the Date of Termination or (ii) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Equity Awards that would otherwise occur on the Date of Termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Equity Awards shall occur during the period between the Executive’s Date of Termination and the Accelerated Vesting Date.”

2.	The parties acknowledge and agree that all other terms and conditions of the Agreement remain in full force and effect and will remain as such except as may be expressly altered by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the Effective Date.

FUSION PHARMACEUTICALS, INC.

By:	/s/ Maria D. Stahl
Its:	Chief Legal Officer

EXECUTIVE

/s/ Eric Burak
Eric Burak